Exhibit 2.2

WAIVER AND AMENDMENT

This Waiver and Amendment (this “Waiver and Amendment”) is entered into on May 11, 2020 by and among Tocagen Inc., a Delaware corporation (“Parent”), Telluride Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Forte Biosciences, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is a “Party,” and collectively, the “Parties.” Capitalized terms used but not otherwise defined in this Waiver and Amendment will have the same meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated February 19, 2020;

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, the obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of the condition that Parent and Company agree in writing, or the Accounting Firm deliver its determination, that Parent Net Cash is greater than or equal to $3,000,000 (the “Parent Net Cash Closing Condition”);

WHEREAS, pursuant to Section 10.3 of the Merger Agreement, no Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party;

WHEREAS, pursuant to Section 5.12(a) of the Merger Agreement, the Parties agreed to use reasonable best efforts and take all necessary action so that immediately after the Effective Time, the Parent Board is comprised of 8 members, with 2 such members designated by Parent and 6 such members designated by the Company;

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Agreement may be amended by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent; and

WHEREAS, the Company wishes to waive the Net Cash Closing Condition and the Parties wish to amend Section 5.12(a) as set forth below.

NOW, THEREFORE, in connection with the transactions contemplated by the Merger Agreement and in consideration of the premises and the mutual promises herein made, the Parties hereby agree and acknowledge as follows:

1.    Waiver of Parent Net Cash Closing Condition. The Company hereby waives the Parent Net Cash Closing Condition pursuant to Section 8.5 and Section 10.3 of the Merger Agreement.

2.    Amendment of Section 5.12(a). The Parties hereby agree that Section 5.12(a) be amended and restated to read as follows: “(a) the Parent Board is comprised of 6 members, with 1 such member designated by Parent and 5 such members designated by the Company”.

3.    Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Waiver and Amendment, that certain Letter Agreement, dated April 14, 2020, by and among Parent, Merger Sub and the Company (the “Side Letter”), and the Merger Agreement, together with any other Exhibits and Schedules hereof and thereof, constitute the entire agreement among the Parties, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Waiver and Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Waiver and Amendment (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Waiver and Amendment.

4.    Succession and Assignment. This Waiver and Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Waiver and Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Waiver and Amendment or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

5.    Governing Law; Venue. This Waiver and Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Waiver and Amendment, the Side Letter, the Merger Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of the Merger Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

6.    Misc. Except as expressly modified hereby, the provisions of the Merger Agreement shall not be affected hereby and shall remain in full force and effect. The provisions of Article 10 of the Merger Agreement (as applicable) shall govern this Waiver.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Waiver and Amendment as of the date first above written.

FORTE BIOSCIENCES, INC.

By:	/s/ Paul Wagner
Name: Paul Wagner
Title: President and CEO

TOCAGEN INC.

By:	/s/ Mark G. Foletta
Name: Mark G. Foletta
Title: CFO

TELLURIDE MERGER SUB, INC.

By:	/s/ Mark G. Foletta
Name: Mark G. Foletta
Title: CFO

[Signature Page to Waiver and Amendment under Merger Agreement]